News Release

SPRINT REPORTS RESULTS FOR THIRD FISCAL QUARTER OF 2014

•	Sprint platform adds nearly 1 million connections - up 42 percent year-over-year

•	Sprint postpaid net additions of 30,000 improve by 302,000 sequentially

◦	Postpaid gross additions highest in three years, with highest prime mix on record

◦	Postpaid churn of 2.30 percent increased 12 basis points sequentially

◦	Postpaid phone losses of 205,000 improved by 295,000 sequentially and 202,000 year-over-year

◦	Highest postpaid upgrade rate on record at 11.5 percent

•	Industry-best prepaid net additions of 410,000 on the Sprint platform

•	Sixth consecutive quarter of wholesale customer growth with net additions of 527,000

•	Operating Loss of $2.5 billion includes non-cash charges of $2.1 billion; Adjusted EBITDA* of $1.04 billion

•	Significant progress on building a consistent and reliable network

◦	4G LTE coverage reaches over 270 million people with 125 million covered by 2.5 GHz deployment

◦	800 MHz voice deployed nationwide

◦	Highest net gain among all carriers in first or shared first-place second half 2014 Metro RootMetrics® network award wins for Overall, Reliability, Call and Text [i]

OVERLAND PARK, Kan. - Feb. 5, 2015 - Sprint Corporation (NYSE: S) today reported operating results for the third fiscal quarter of 2014, including adding nearly 1 million Sprint platform connections – a 42 percent increase year-over-year – as customers responded positively to the company’s new value proposition. The company also reported consolidated net operating revenues of $9 billion, an operating loss of $2.5 billion, which included non-cash charges of $2.1 billion, and Adjusted EBITDA* of $1.04 billion.

“We are pleased with the growth in sales in the quarter and the improving quality of our customer base as we begin our turnaround plan,” said Sprint CEO Marcelo Claure. “However, we acknowledge there is a long way to go to reach our goals, including lowering our postpaid churn rates to competitive levels. Our network performance continues to improve, and we are now focused on a strategy that will unlock the true potential of our spectrum assets. I am confident that we have the right plan in place to be successful.”

“I am encouraged by the progress and improving trends in the Sprint business,” said Masayoshi Son, Sprint chairman. “Marcelo and his team have developed, and are executing against, a clear plan that will make Sprint more competitive and better positioned for long-term growth.”

New Offers Lead to Sales Growth and Higher Value Customers
Sprint continues to launch simple, straightforward offers designed to save customers money. During the quarter, Sprint offered to cut rate plans in half for AT&T and Verizon customers, expanded the industry-first leasing plan for iPhone® to additional devices and lease terms, and launched the new Data Boost plans on Boost Mobile. These actions, among others, resulted in improvement in Sprint platform sales.

•	Highest postpaid gross additions in three years

•	Highest postpaid upgrade rate on record at 11.5 percent illustrating a recommitment from existing customers

•	Highest prepaid gross additions with nearly 30 percent year-over-year growth

This growth was accompanied by a simultaneous improvement in the quality of sales during the quarter.

•	Highest percentage of prime credit quality postpaid gross additions on record

•	Postpaid phone gross additions grew 20 percent year-over-year

•	New consumer account gross additions with three or more lines more than doubled from the year-ago period

Sprint Platform Adds Nearly 1 Million Connections

•	Sprint platform net additions were 967,000 compared to 590,000 in the prior quarter and 682,000 in the prior year quarter.

◦
Postpaid net additions of 30,000 increased by 302,000 sequentially and decreased by 28,000 year-over-year. Postpaid phone losses of 205,000 improved by 295,000 sequentially and 202,000 year-over-year, as higher prime credit quality gross additions were partially offset by higher churn. Device financing options accounted for 46 percent of postpaid sales in the quarter, compared to 27 percent in the prior quarter and 7 percent in the year-ago period.

◦	Prepaid net additions of 410,000 were up 88,000 year-over-year due to growth in the Boost brand.

◦	Wholesale net additions of 527,000 were up 225,000 from the prior year quarter, mostly driven by connected devices.

•	Sprint had 55.9 million total connections at the end of the quarter.

Quarterly Financial Results

•	Net operating revenues of $9 billion were down 2 percent year-over-year, as lower service revenue was mostly offset by higher equipment revenue.

•	Consolidated Adjusted EBITDA* of $1.04 billion declined 10 percent from the prior year period, driven mostly by declines in the Wireline segment.

•
Wireless Adjusted EBITDA* of $1.03 billion was relatively flat from the prior year period. Lower service revenues primarily due to postpaid phone customer losses and additional expenses related to higher sales volumes were mostly offset by higher equipment revenue from the introduction of installment billing and lower cost of service expenses related to roaming and the completion of the 3G and voice network replacement.

•
Operating loss was $2.5 billion compared to an operating loss of $576 million in the year-ago quarter, as the company recorded a non-cash impairment charge of approximately $2.1 billion. The non-cash charge includes a $1.9 billion reduction to the Sprint trade name and approximately $200 million to reduce the carrying value of wireline network assets. Excluding this non-cash impact, operating loss would have improved $169 million year-over-year.

Significant Network Performance Improvements
Sprint is focused on leveraging its spectrum portfolio to provide a network that delivers the consistent reliability, capacity and speed that customers demand. During the quarter, Sprint’s 800 MHz voice deployment reached nationwide availability, 4G LTE coverage expanded to cover 270 million people, and the 2.5 GHz 4G LTE deployment now covers 125 million people. As a result, network performance continued to improve in third-party measurements.

•
According to independent mobile analytics firm RootMetrics, Sprint was the carrier with the highest net gain in first-place or shared first-place second half 2014 metro network award wins in the categories of Overall, Reliability, Call and Text performance.

•	Sprint recently ranked second for overall network performance in Chicago, according to RootMetrics.

•
Recent reports by RootMetrics gave Sprint’s network 133 first-place or shared first-place second half 2014 Metro RootScore Awards for reliability, call and/or text performance in cities across the country.

•	Sprint’s lowest dropped call rate ever and over 50 percent year-over-year improvement, based on independent, third-party data provided by Nielsen.ii

Conference Call and Webcast

•	Date/Time: 8:30 a.m. ET, Feb. 5, 2015

•	Call-in Information

◦	U.S./Canada: 866-360-1063 (ID: 63815208)

◦	International: 706-679-4164 (ID: 63815208)

•	Webcast available via the Internet at www.sprint.com/investors

•	Additional information about results, including the “Quarterly Investor Update,” is available on our Investor Relations website

Contact Information

•	Media Contact: Scott Sloat, 240-855-0164, scott.sloat@sprint.com

•	Investor Contact: Jud Henry, 800-259-3755, investor.relations@sprint.com

Financial results in the enclosed tables include a predecessor period related to the results of operations of Sprint Communications, Inc. (formerly Sprint Nextel) prior to the closing of the SoftBank transaction on July 10, 2013, and the applicable successor periods. In order to present financial results in a way that offers investors a more meaningful comparison of the year-to-date results, we have combined the 2013 results of operations for the predecessor and successor periods. For additional information, please reference the section titled Financial Measures. Trended financial performance metrics on a combined basis can also be found at our Investor Relations website at www.sprint.com/investors.

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	12/31/14	9/30/14	12/31/13	12/31/14	12/31/13
Net Additions (Losses) (in thousands)
Sprint platform:
Postpaid (2)	30	(272)	58	(423)	(108)
Prepaid (3)	410	35	322	(97)	(80)
Wholesale and affiliate	527	827	302	1,857	255
Total Sprint platform	967	590	682	1,337	67
Nextel platform:
Postpaid (2)	—	—	—	—	(1,060)
Prepaid (3)	—	—	—	—	(255)
Total Nextel platform	—	—	—	—	(1,315)
Transactions:
Postpaid (2)	(49)	(64)	(127)	(177)	(481)
Prepaid (3)	(39)	(55)	(103)	(171)	(179)
Wholesale	13	13	25	53	38
Total transactions	(75)	(106)	(205)	(295)	(622)

Total retail postpaid net losses	(19)	(336)	(69)	(600)	(1,649)
Total retail prepaid net additions (losses)	371	(20)	219	(268)	(514)
Total wholesale and affiliate net additions	540	840	327	1,910	293
Total Wireless Net Additions (Losses)	892	484	477	1,042	(1,870)

End of Period Connections (in thousands)
Sprint platform:
Postpaid (2)	29,495	29,465	30,149	29,495	30,149
Prepaid (3)	15,160	14,750	15,621	15,160	15,621
Wholesale and affiliate	10,233	9,706	8,164	10,233	8,164
Total Sprint platform	54,888	53,921	53,934	54,888	53,934
Nextel platform:
Postpaid (2)	—	—	—	—	—
Prepaid (3)	—	—	—	—	—
Total Nextel platform	—	—	—	—	—
Transactions: (a)
Postpaid (2)	409	458	688	409	688
Prepaid (3)	379	418	601	379	601
Wholesale	253	240	131	253	131
Total transactions	1,041	1,116	1,420	1,041	1,420

Total retail postpaid end of period connections	29,904	29,923	30,837	29,904	30,837
Total retail prepaid end of period connections	15,539	15,168	16,222	15,539	16,222
Total wholesale and affiliate end of period connections	10,486	9,946	8,295	10,486	8,295
Total End of Period Connections	55,929	55,037	55,354	55,929	55,354

Supplemental Data - Connected Devices
End of Period Connections (in thousands)
Retail postpaid	1,180	1,039	922	1,180	922
Wholesale and affiliate	5,175	4,635	3,578	5,175	3,578
Total	6,355	5,674	4,500	6,355	4,500

Churn
Sprint platform:
Postpaid	2.30%	2.18%	2.07%	2.18%	1.96%
Prepaid	3.94%	3.76%	3.01%	4.05%	3.94%
Nextel platform:
Postpaid	—	—	—	—	33.90%
Prepaid	—	—	—	—	32.13%
Transactions: (a)
Postpaid	4.09%	4.66%	5.48%	4.30%	7.65%
Prepaid	4.95%	5.70%	8.18%	5.70%	8.66%

Total retail postpaid churn	2.33%	2.22%	2.15%	2.21%	2.29%
Total retail prepaid churn	3.97%	3.81%	3.22%	4.09%	4.17%

Nextel Platform Connection Recaptures
Connections (in thousands) (4):
Postpaid	—	—	—	—	364
Prepaid	—	—	—	—	101
Rate (5):
Postpaid	—	—	—	—	34%
Prepaid	—	—	—	—	39%
(a) We acquired approximately 352,000 postpaid connections and 59,000 prepaid connections through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid connections, 721,000 prepaid connections, 93,000 wholesale connections and transferred 29,000 Sprint wholesale connections that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid connections as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.

Wireless Operating Statistics (Unaudited) (continued)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	12/31/14	9/30/14	12/31/13	12/31/14	12/31/13	7/10/13	12/31/13
ARPU (b)
Sprint platform:
Postpaid	$58.90	$60.58	$64.11	$60.52	$64.17	$64.25	$64.20
Prepaid	$27.12	$27.19	$26.78	$27.23	$26.01	$26.96	$26.36
Nextel platform:
Postpaid	$—	$—	$—	$—	$—	$36.66	$36.66
Prepaid	$—	$—	$—	$—	$—	$34.48	$34.48
Transactions: (a)
Postpaid	$39.85	$39.69	$36.30	$39.54	$36.89	$56.98	$39.96
Prepaid	$45.80	$45.52	$40.80	$45.46	$40.71	$18.26	$41.55

Total retail postpaid ARPU	$58.63	$60.24	$63.44	$60.18	$63.46	$63.68	$63.57
Total retail prepaid ARPU	$27.61	$27.73	$27.34	$27.77	$26.64	$27.01	$26.80

NON-GAAP RECONCILIATION - AVERAGE BILLINGS PER USER (ABPU)* (Unaudited)
(Millions, except ABPU)

	Successor
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date
	12/31/14	9/30/14	12/31/13	12/31/14
ABPU (c)
Sprint platform service revenue	$5,202	$5,377	$5,782	$16,132
Add: Installment plans and lease billings	288	193	11	617
Total billings for Sprint platform postpaid connections	$5,490	$5,570	$5,793	$16,749

Sprint platform ABPU	$62.16	$62.75	$64.24	$62.84

(a) We acquired approximately 352,000 postpaid connections and 59,000 prepaid connections through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid connections, 721,000 prepaid connections, 93,000 wholesale connections and transferred 29,000 Sprint wholesale connections that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid connections as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.
(b)ARPU is calculated by dividing service revenue by the sum of the average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections. Combined ARPU for the year-to-date December 31, 2013 period aggregate service revenue of the 101 days ended July 10, 2013 predecessor period and the year-to-date December 31, 2013 successor period divided by the sum of the average connections during the year-to-date period.
(c)Sprint platform postpaid ABPU is calculated by dividing service revenue earned from customers plus installment plans and lease billings by the sum of the average number of connections during the period.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	12/31/14	9/30/14	12/31/13	12/31/14	12/31/13	7/10/13	12/31/13

Net Operating Revenues	$8,973	$8,488	$9,142	$26,250	$16,891	$9,809	$26,700
Net Operating Expenses
Cost of services	2,330	2,429	2,704	7,279	5,174	3,033	8,207
Cost of products	2,952	2,372	2,731	7,482	4,603	2,579	7,182
Selling, general and administrative	2,647	2,301	2,546	7,232	4,827	2,731	7,558
Depreciation and amortization	1,320	1,294	1,531	3,895	2,934	1,753	4,687
Impairments (6)	2,133	—	—	2,133	—	—	—
Other, net	131	284	206	442	309	627	936
Total net operating expenses	11,513	8,680	9,718	28,463	17,847	10,723	28,570
Operating Loss	(2,540)	(192)	(576)	(2,213)	(956)	(914)	(1,870)
Interest expense	(506)	(510)	(502)	(1,528)	(918)	(703)	(1,621)
Equity in earnings of unconsolidated investments and other, net	10	8	55	19	67	2,665	2,732
(Loss) Income before Income Taxes	(3,036)	(694)	(1,023)	(3,722)	(1,807)	1,048	(759)
Income tax benefit (expense)	657	(71)	(15)	601	(44)	(1,563)	(1,607)
Net Loss	$(2,379)	$(765)	$(1,038)	$(3,121)	$(1,851)	$(515)	$(2,366)
Basic Net Loss Per Common Share	$(0.60)	$(0.19)	$(0.26)	$(0.79)	$(0.51)	$(0.17)	NM
Diluted Net Loss Per Common Share	$(0.60)	$(0.19)	$(0.26)	$(0.79)	$(0.51)	$(0.17)	NM
Basic Weighted Average Common Shares outstanding	3,957	3,949	3,944	3,950	3,607	3,038	NM
Diluted Weighted Average Common Shares outstanding	3,957	3,949	3,944	3,950	3,607	3,038	NM
Effective Tax Rate	21.6%	-10.2%	-1.5%	16.1%	-2.4%	149.1%	NM

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	12/31/14	9/30/14	12/31/13	12/31/14	12/31/13	7/10/13	12/31/13

Net Loss	$(2,379)	$(765)	$(1,038)	$(3,121)	$(1,851)	$(515)	$(2,366)
Income tax (benefit) expense	(657)	71	15	(601)	44	1,563	1,607
(Loss) Income before Income Taxes	(3,036)	(694)	(1,023)	(3,722)	(1,807)	1,048	(759)
Equity in earnings of unconsolidated investments and other, net	(10)	(8)	(55)	(19)	(67)	(2,665)	(2,732)
Interest expense	506	510	502	1,528	918	703	1,621
Operating Loss	(2,540)	(192)	(576)	(2,213)	(956)	(914)	(1,870)
Depreciation and amortization	1,320	1,294	1,531	3,895	2,934	1,753	4,687
EBITDA*	(1,220)	1,102	955	1,682	1,978	839	2,817
Severance and exit costs (7)	22	284	206	333	309	627	936
Impairments (6)	2,133	—	—	2,133	—	—	—
Litigation (8)	91	—	—	91	—	—	—
Business combinations (9)	—	—	—	—	100	53	153
Partial pension settlement (10)	59	—	—	59	—	—	—
Release of assumed liability - U.S. Cellular asset acquisition (11)	(41)	—	—	(41)	—	—	—
Hurricane Sandy (12)	—	—	(7)	—	(7)	—	(7)
Adjusted EBITDA*	$1,044	$1,386	$1,154	$4,257	$2,380	$1,519	$3,899
Adjusted EBITDA Margin*	14.4%	18.6%	14.5%	19.0%	15.8%	17.0%	16.2%
Selected items:
Increase in deferred tax asset valuation allowance	$500	$324	$381	$797	$708	$1,145	$1,853
Accrued capital expenditures	$1,827	$1,517	$1,901	$4,760	$3,567	$2,072	$5,639
Cash paid for capital expenditures	$1,568	$1,143	$1,969	$3,957	$3,847	$1,759	$5,606

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	12/31/14	9/30/14	12/31/13	12/31/14	12/31/13	7/10/13	12/31/13

Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (2)	$5,202	$5,377	$5,782	$16,132	$10,983	$6,469	$17,452
Prepaid (3)	1,215	1,197	1,237	3,633	2,265	1,408	3,673
Wholesale, affiliate and other	191	181	132	535	248	146	394
Total Sprint platform	6,608	6,755	7,151	20,300	13,496	8,023	21,519
Nextel platform:
Postpaid (2)	—	—	—	—	—	74	74
Prepaid (3)	—	—	—	—	—	17	17
Total Nextel platform	—	—	—	—	—	91	91
Transactions:
Postpaid (2)	52	58	81	175	170	26	196
Prepaid (3)	54	61	80	184	161	2	163
Wholesale	18	16	10	50	18	—	18
Total transactions	124	135	171	409	349	28	377

Equipment revenue	1,701	1,039	1,161	3,846	1,797	894	2,691
Total net operating revenues	8,433	7,929	8,483	24,555	15,642	9,036	24,678

Net Operating Expenses
Cost of services	1,902	1,988	2,248	5,939	4,335	2,532	6,867
Cost of products	2,952	2,372	2,731	7,482	4,603	2,579	7,182
Selling, general and administrative	2,545	2,199	2,444	6,937	4,544	2,550	7,094
Depreciation and amortization	1,259	1,232	1,470	3,703	2,808	1,636	4,444
Impairments (6)	1,900	—	—	1,900	—	—	—
Other, net	107	248	187	378	280	627	907
Total net operating expenses	10,665	8,039	9,080	26,339	16,570	9,924	26,494
Operating Loss	$(2,232)	$(110)	$(597)	$(1,784)	$(928)	$(888)	$(1,816)

Supplemental Revenue Data
Total retail service revenue	$6,523	$6,693	$7,180	$20,124	$13,579	$7,996	$21,575
Total service revenue	$6,732	$6,890	$7,322	$20,709	$13,845	$8,142	$21,987

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	12/31/14	9/30/14	12/31/13	12/31/14	12/31/13	7/10/13	12/31/13

Operating Loss	$(2,232)	$(110)	$(597)	$(1,784)	$(928)	$(888)	$(1,816)
Severance and exit costs (7)	21	248	187	292	280	627	907
Impairments (6)	1,900	—	—	1,900	—	—	—
Litigation (8)	84	—	—	84	—	—	—
Business combinations (9)	—	—	—	—	25	—	25
Partial pension settlement (10)	43	—	—	43	—	—	—
Release of assumed liability - U.S. Cellular asset acquisition (11)	(41)	—	—	(41)	—	—	—
Hurricane Sandy (12)	—	—	(7)	—	(7)	—	(7)
Depreciation and amortization	1,259	1,232	1,470	3,703	2,808	1,636	4,444
Adjusted EBITDA*	$1,034	$1,370	$1,053	$4,197	$2,178	$1,375	$3,553
Adjusted EBITDA Margin*	15.4%	19.9%	14.4%	20.3%	15.7%	16.9%	16.2%
Selected items:
Accrued capital expenditures	$1,616	$1,354	$1,716	$4,246	$3,243	$1,884	$5,127
Cash paid for capital expenditures	$1,376	$989	$1,792	$3,485	$3,535	$1,570	$5,105

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	12/31/14	9/30/14	12/31/13	12/31/14	12/31/13	7/10/13	12/31/13
Net Operating Revenues
Voice	$289	$294	$386	$910	$719	$419	$1,138
Data	52	53	81	161	138	94	232
Internet	333	340	374	1,018	747	479	1,226
Other	18	21	18	57	32	16	48
Total net operating revenues	692	708	859	2,146	1,636	1,008	2,644

Net Operating Expenses
Cost of services and products	581	593	659	1,800	1,235	741	1,976
Selling, general and administrative	100	88	95	273	179	123	302
Depreciation and amortization	59	60	62	186	123	115	238
Impairments (6)	233	—	—	233	—	—	—
Other, net	24	35	20	63	30	—	30
Total net operating expenses	997	776	836	2,555	1,567	979	2,546
Operating (Loss) Income	$(305)	$(68)	$23	$(409)	$69	$29	$98

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	12/31/14	9/30/14	12/31/13	12/31/14	12/31/13	7/10/13	12/31/13

Operating (Loss) Income	$(305)	$(68)	$23	$(409)	$69	$29	$98
Severance and exit costs (7)	2	35	20	41	30	—	30
Impairments (6)	233	—	—	233	—	—	—
Litigation (8)	6	—	—	6	—	—	—
Partial pension settlement (10)	16	—	—	16	—	—	—
Depreciation and amortization	59	60	62	186	123	115	238
Adjusted EBITDA*	$11	$27	$105	$73	$222	$144	$366
Adjusted EBITDA Margin*	1.6%	3.8%	12.2%	3.4%	13.6%	14.3%	13.8%
Selected items:
Accrued capital expenditures	$70	$74	$82	$210	$155	$104	$259
Cash paid for capital expenditures	$81	$65	$80	$205	$153	$110	$263

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Successor		Predecessor	Combined (1)
	Year to Date	Year to Date	101 Days Ended	Year to Date
	12/31/14	12/31/13	7/10/13	12/31/13
Operating Activities
Net loss	$(3,121)	$(1,851)	$(515)	$(2,366)
Impairments (6)	2,133	—	—	—
Depreciation and amortization	3,895	2,934	1,753	4,687
Provision for losses on accounts receivable	730	261	111	372
Share-based and long-term incentive compensation expense	89	98	20	118
Deferred income tax (benefit) expense	(634)	33	1,562	1,595
Gain on previously-held equity interests	—	—	(2,926)	(2,926)
Equity in losses of unconsolidated investments, net	—	—	280	280
Interest expense related to beneficial conversion feature on convertible bond	—	—	247	247
Contribution to pension plan	(22)	(7)	—	(7)
Call premiums on debt redemptions	—	(180)	—	(180)
Amortization and accretion of long-term debt premiums and discounts, net	(226)	(160)	(5)	(165)
Other working capital changes, net	(1,217)	(921)	1,004	83
Other, net	(153)	(266)	200	(66)
Net cash provided by (used in) operating activities	1,474	(59)	1,731	1,672

Investing Activities
Capital expenditures	(3,957)	(3,847)	(1,759)	(5,606)
Expenditures relating to FCC licenses	(121)	(146)	(70)	(216)
Reimbursements relating to FCC licenses	95	—	—	—
Change in short-term investments, net	966	(4)	869	865
Acquisitions, net of cash acquired	—	(14,112)	(4,039)	(18,151)
Investment in Clearwire (including debt securities)	—	—	(228)	(228)
Proceeds from sales of assets and FCC licenses	114	7	4	11
Other, net	(9)	(6)	(4)	(10)
Net cash used in investing activities	(2,912)	(18,108)	(5,227)	(23,335)

Financing Activities
Proceeds from debt and financings	300	9,500	—	9,500
Debt financing costs	(37)	(147)	(1)	(148)
Repayments of debt, financing and capital lease obligations	(390)	(3,378)	(303)	(3,681)
Proceeds from issuance of common stock and warrants, net	50	18,567	53	18,620
Other, net	—	(14)	—	(14)
Net cash (used in) provided by financing activities	(77)	24,528	(251)	24,277

Net (Decrease) Increase in Cash and Cash Equivalents	(1,515)	6,361	(3,747)	2,614

Cash and Cash Equivalents, beginning of period	4,970	3	6,275	3,750

Cash and Cash Equivalents, end of period	$3,455	$6,364	$2,528	$6,364

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Successor					Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Year to Date	Year to Date	101 Days Ended	Year to Date
	12/31/14	9/30/14	12/31/13	12/31/14	12/31/13	7/10/13	12/31/13

Net Cash (Used in) Provided by Operating Activities	$(233)	$1,028	$(761)	$1,474	$(59)	$1,731	$1,672

Capital expenditures	(1,568)	(1,143)	(1,969)	(3,957)	(3,847)	(1,759)	(5,606)
Expenditures relating to FCC licenses, net	(42)	(38)	(115)	(26)	(146)	(70)	(216)
Proceeds from sales of assets and FCC licenses	13	81	4	114	7	4	11
Other investing activities, net	(3)	(3)	(3)	(9)	(6)	(4)	(10)
Free Cash Flow*	(1,833)	(75)	(2,844)	(2,404)	(4,051)	(98)	(4,149)

Debt financing costs	(37)	—	(40)	(37)	(147)	(1)	(148)
Increase (decrease) in debt and other, net	273	(153)	(207)	(90)	6,122	(303)	5,819
Acquisitions, net of cash acquired	—	—	—	—	(14,112)	(4,039)	(18,151)
Proceeds from issuance of common stock and warrants, net	4	37	15	50	18,567	53	18,620
Increase in restricted cash	—	—	3,050	—	—	—	—
Investment in Clearwire (including debt securities)	—	—	—	—	—	(228)	(228)
Other financing activities, net	—	—	1	—	(14)	—	(14)
Net (Decrease) Increase in Cash, Cash
Equivalents and Short-Term Investments	$(1,593)	$(191)	$(25)	$(2,481)	$6,365	$(4,616)	$1,749

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	Successor
	12/31/14	3/31/14
Assets
Current assets
Cash and cash equivalents	$3,455	$4,970
Short-term investments	254	1,220
Accounts and notes receivable, net	4,362	3,607
Device and accessory inventory	1,513	982
Deferred tax assets	101	128
Prepaid expenses and other current assets	773	672
Total current assets	10,458	11,579

Investments and other assets	1,154	892
Property, plant and equipment, net	18,853	16,299
Goodwill	6,343	6,383
FCC licenses and other	39,942	41,978
Definite-lived intangible assets, net	6,288	7,558
Total	$83,038	$84,689

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,220	$3,163
Accrued expenses and other current liabilities	5,722	5,544
Current portion of long-term debt, financing and capital lease obligations	1,302	991
Total current liabilities	12,244	9,698

Long-term debt, financing and capital lease obligations	31,160	31,787
Deferred tax liabilities	13,681	14,207
Other liabilities	3,864	3,685
Total liabilities	60,949	59,377

Stockholders' equity
Common shares	40	39
Paid-in capital	27,478	27,354
Accumulated deficit	(5,159)	(2,038)
Accumulated other comprehensive loss	(270)	(43)
Total stockholders' equity	22,089	25,312
Total	$83,038	$84,689

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	Successor
	12/31/14	3/31/14

Total Debt	$32,462	$32,778
Less: Cash and cash equivalents	(3,455)	(4,970)
Less: Short-term investments	(254)	(1,220)
Net Debt*	$28,753	$26,588

SCHEDULE OF DEBT (Unaudited)
(Millions)

			12/31/14
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Notes due 2021	7.250%	09/15/2021	$2,250
7.875% Notes due 2023	7.875%	09/15/2023	4,250
7.125% Notes due 2024	7.125%	06/15/2024	2,500
Sprint Corporation			9,000

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 2)	4.080%	12/15/2015	500
Export Development Canada Facility (Tranche 3)	3.995%	12/17/2019	300
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
7% Senior Notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior Notes due 2022	6.000%	11/15/2022	2,280
Sprint Communications, Inc.			14,080

Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

Clearwire Communications LLC
14.75% First-Priority Senior Secured Notes due 2016	14.750%	12/01/2016	300
8.25% Exchangeable Notes due 2040	8.250%	12/01/2040	629
Clearwire Communications LLC			929

EKN Secured Equipment Facility ($1 Billion)	2.030%	03/30/2017	635

Tower financing obligation	6.092%	09/30/2021	288
Capital lease obligations and other		2015 - 2023	143
TOTAL PRINCIPAL			31,279

Net premiums			1,183
TOTAL DEBT			$32,462
Supplemental information:
The Company had $2.8 billion of borrowing capacity available under our unsecured revolving bank credit facility as of December 31, 2014. Our unsecured revolving bank credit facility expires in February 2018.
In May 2012, certain of our subsidiaries entered into a $1.0 billion secured equipment credit facility to finance equipment-related purchases from Ericsson for Network Vision. The facility was fully drawn at the end of 2013, and a balance of $635 million principal amount was outstanding as of December 31, 2014. Repayments of remaining principal are due semi-annually in equal installments, along with corresponding payments of interest and fees, each March and September, with the final payment due upon maturity in March of 2017.
*This table excludes (i) our unsecured revolving bank credit facility, which will expire in 2018 and has no outstanding balance, (ii) $500 million in letters of credit outstanding under the unsecured revolving bank credit facility, (iii) vendor financing notes assumed in the Clearwire Acquisition, and (iv) all capital leases and other financing obligations.

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)
Financial results include a Predecessor period from January 1, 2012, through the closing of the SoftBank transaction on July 10, 2013, and a Successor period from October 5, 2012 through December 31, 2013. In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined results of operations and cash flows for the Predecessor and Successor periods for the nine-month period ended December 31, 2013. (See Financial Measures for further information).

(2)
Postpaid connections on the Sprint platform are defined as retail postpaid devices with an active line of service on the CDMA network, including connections utilizing WiMax and LTE technology. Postpaid connections previously on the Nextel platform are defined as retail postpaid connections on the iDEN network, which was shut-down on June 30, 2013. Postpaid connections from transactions are defined as retail postpaid connections acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform. Included in Sprint platform net additions are tablets and connected devices, which generally generate a significantly lower ARPU than other postpaid connections.

(3)
Prepaid connections on the Sprint platform are defined as retail prepaid connections and session-based tablet users who utilize the CDMA network and WiMax and LTE technology via our multi-brand offerings. Prepaid connections previously on the Nextel platform are defined as retail prepaid connections who utilized the iDEN network, which was shut-down on June 30, 2013. Prepaid connections from transactions are defined as retail prepaid connections acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.

(4)
Nextel Connection Recaptures are defined as the number of connections that deactivated service from the postpaid or prepaid Nextel platform, as applicable, during each period but remained with the Company as connections on the postpaid or prepaid Sprint platform, respectively. Connections that deactivated service from the Nextel platform and activated service on the Sprint platform are included in the Sprint platform net additions for the applicable period.

(5)
The Postpaid and Prepaid Nextel Recapture Rates are defined as the portion of total connections that left the postpaid or prepaid Nextel platform, as applicable, during the period and were retained on the postpaid or prepaid Sprint platform, respectively.

(6)
For the third quarter of fiscal year 2014, impairment losses were recorded after determining that the carrying value exceeded estimated fair value of both the Sprint trade name and Wireline asset group, which consists primarily of property, plant and equipment.

(7)
Severance and exit costs are primarily associated with work force reductions and exit costs associated with the Nextel platform and access terminations and those related to exiting certain operations of Clearwire.

(8)	For the third quarter of fiscal year 2014, litigation primarily includes legal reserves and fees incurred in relation to various pending legal suits and proceedings.

(9)
For the second and first quarters of fiscal year 2013, included in selling, general and administrative expenses are fees paid to unrelated parties necessary for the transactions with SoftBank and our acquisition of Clearwire.

(10)
The partial pension settlement resulted from amounts paid to eligible terminated participants who voluntarily elected to receive lump sum distributions as a result of an approved plan amendment to the Sprint Retirement Pension Plan by the Board of Directors in June 2014.

(11)
As a result of the U.S. Cellular asset acquisition, we recorded a liability related to network shut-down costs we agreed to reimburse U.S. Cellular. During the third quarter of fiscal year 2014, we identified favorable trends in actual costs and, as a result, reduced the liability resulting in a gain of approximately $41 million.

(12)	Hurricane Sandy amounts for the quarter-to-date December 31, 2013 period represent insurance recoveries.

*FINANCIAL MEASURES

On July 9, 2013, Sprint Communications, Inc. (formerly Sprint Nextel Corporation) completed its acquisition of Clearwire. On July 10, 2013 we consummated the SoftBank Merger with Starburst II, which immediately changed its name to Sprint Corporation (now referred to as the Company or Sprint). As a result of these transactions, the assets and liabilities of Sprint Communications, Inc. and Clearwire were adjusted to fair value on the respective closing dates. The Company's financial statement presentations herein distinguish between a predecessor period relating to Sprint Communications, Inc. for periods prior to the SoftBank Merger (Predecessor) and a successor period (Successor). The Successor information represents Sprint Corporation, which includes the activity and accounts of Sprint Communications, Inc. as of and for the three and nine-month periods ended December 31, 2014 and the nine-month period ended December 31, 2013. The accounts and activity for the successor periods from October 5, 2012 (date of inception) to December 31, 2012 and from January 1, 2013 to July 10, 2013 consist of the activity of Starburst II prior to the close of the SoftBank Merger. The Predecessor information contained herein represents the historical basis of presentation for Sprint Communications, Inc. for all periods prior to the SoftBank Merger date on July 10, 2013. As a result of the valuation of assets acquired and liabilities assumed at fair value at the time of the SoftBank Merger and Clearwire Acquisition, the financial statements for the successor period are presented on a measurement basis different than the predecessor period, which was Sprint Communication Inc.’s historical cost, and are, therefore, not comparable.

In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined the current and prior year results of operations for the predecessor with successor results of operations on an unaudited combined basis. The combined information for the nine-month period ended December 31, 2013 does not purport to represent what our consolidated results of operations would have been if the acquisition had occurred as of the beginning of 2013.

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. Other than the use of non-GAAP combined results as described above, we have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

ABPU is average billings per user and calculated by dividing service revenue earned plus installment plans and lease billings by the sum of the average number of connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid customer billings as it approximates the expected cash collections, including installment plans and lease billings, per user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and amounts included as investments in Clearwire and Sprint Communications, Inc. during the period, if applicable. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the ability to operationalize the anticipated benefits from the SoftBank and Clearwire transactions, the development and deployment of new technologies; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Transition Report on Form 10-K for the period ended March 31, 2014. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served nearly 56 million connections as of December 31, 2014 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past four years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

###

i RootMetrics award ranking based on RootMetrics 2nd half 2014 Metro RootScore Reports (July - December 2014) for mobile performance as tested on best available plans and devices on 4 mobile networks across all available network types. The RootMetrics award is not an endorsement of Sprint. Your results may vary. See rootmetrics.com for details.
ii Based on analysis by Sprint using syndicated independent 3rd party field drive test information supplied by Nielsen 2007 -2014 as of Dec. 31, 2014. Historical drop call data based on top 50 most populous markets (2007-2010) & top 100 most populous markets (2011-2014).  Quarter index values are based on market results reported within each period; not all Markets are reported each quarter.  For the 2013/2014 year-over-year improvement, Sprint created National values using an average of reported Market-level drop call rates for the top 100 most populous Markets tested at the end of 2013 compared to the end of 2014.